HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President, and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION ELECTS NEW DIRECTOR

MUSCATINE, Iowa (June 25, 2024) – HNI Corporation (NYSE: HNI) announced the election of David Roberts to the Corporation’s Board of Directors.

Mr. Roberts is the President and Chief Executive Officer, since 2018, of Verra Mobility Corporation (NASDAQ: VRRM), a global leader in smart mobility technologies. He joined Verra Mobility in 2014 as its Chief Operating Officer. Mr. Roberts brings to the Board expertise in technology, innovation, finance, entrepreneurship, strategy, and general management developed over a 30-year career. He will join the Board’s Public Policy and Corporate Governance Committee.

“We are delighted to welcome David to our Board of Directors,” said Jeff Lorenger, Chairman, President, and Chief Executive Officer, HNI Corporation. “He has deep technology, and innovation experience, and also brings impressive strategic business management skills that will add tremendous value to HNI as we continue to pursue our strategies focused on long-term profitable growth.”

“I am excited and honored to join the Board of Directors of HNI Corporation. HNI’s recent momentum is impressive and I look forward to engaging with the other Board members and the Corporation’s leadership as we continue this growth journey,” said Mr. Roberts.

Following Mr. Robert’s election, the Board of Directors of HNI has eleven directors – ten independent outside directors and the Chief Executive Officer of the Corporation.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.